Exhibit 99.1

For Release:	IMMEDIATELY

Contact:	Mark Sirgo, Pharm.D.	Silvia Cavazza	Leonardo Zangani
	Chief Operating Officer	Sigma-Tau S.p.A.	L.G. Zangani, LLC
	(919) 653-5160	Press-Office	(908) 788-9660
39-06-913-93207
NEWS RELEASE

BDSI Announces Agreement to License its

Nanocochleate Delivery Technology to Sigma-Tau

BDSI to apply its BioralTM drug delivery technology to 4 developmental compounds in the oncology, cardiology and immunology fields

Initial $250,000 Payment to be followed by up to an additional

$1.5 million in potential milestone payments

Newark, New Jersey/Morrisville, North Carolina, January 20, 2005 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that it has signed a definitive licensing agreement with Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (“Sigma-Tau Pharma”) for the application of its BioralTM nanocochleate delivery technology to formulate up to four proprietary pharmaceutical compounds currently under development by Sigma-Tau Pharma. Sigma-Tau Pharma is an affiliate of The Sigma-Tau Group, one of Italy’s leading pharmaceutical companies.

Simultaneously with this licensing agreement, BDSI announced that it entered into a stock purchase agreement with, and received a non-refundable upfront payment of US$250,000 from, Sigma-Tau Finanziaria S.p.A. (“Sigma-Tau”), a holding company of The Sigma-Tau Group. This upfront payment was made in consideration of unregistered shares of BDSI common stock priced at $4.25 a share.

The four pharmaceutical compounds which are the subject of the license each represent new chemical entities, are targeted for use in the fields of oncology, cardiology and immunology, and are currently proposed to be administered by intravenous or other parenteral administration. It is Sigma-Tau Pharma’s intention to use BDSI’s licensed, BioralTM nanocochleate drug delivery technology to provide for oral delivery of pharmaceutical products incorporating these compounds.

The stock purchase agreement with Sigma-Tau provides for the acquisition by Sigma-Tau, upon the occurrence of specified developmental milestones associated with the license, of additional unregistered shares of BDSI common stock, up to an aggregate potential of $1,500,000 worth of such shares. These milestones lead up to and include the filing of product INDs by Sigma-Tau Pharma for one or more of the four subject encochleated compounds. Such additional unregistered shares will be issued at the lesser of: (i) $4.25 and (ii) the average of the closing trade price of BDSI’s common stock for the ten (10) trading days through and including the applicable payment date, with an absolute floor $3.38 per share. Sigma-Tau, through other holding entities, is currently a stockholder of BDSI. In addition to the milestone payments, BDSI will receive a royalty on future sales of each of the four products which may arise from the encochleated compounds.

The press office of Sigma-Tau S.p.A., stated “We believe that this transaction further defines Sigma-Tau’s commitment to BDSI and its encochleation technology and expresses our hope for the continuation of our strategic partnership with BDSI.”

Dr. Mark Sirgo, BDSI’s Executive Vice President and Chief Operating Officer, stated “We are pleased to further our relationship with a quality partner such as The Sigma-Tau Group and we look forward to the process of utilizing our BioralTM encochleation technology with these compounds.”

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize and partner patented and licensed delivery technologies for pharmaceuticals, vaccines, over-the-counter drugs, nutraceuticals and micronutrients. The company’s technologies include: (i) the patented Bioral™ nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (transmucosal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary with a focus on “acute” treatment opportunities such as nausea, vomiting and pain. The company’s principal laboratory and offices are located in Newark, New Jersey, and the company also has offices in Research Triangle Park, North Carolina.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.